Exhibit (11)

                             EATON VANCE MANAGEMENT
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054


                                                October 20, 2003

Eaton Vance Growth Trust
The Eaton Vance Building
255 State Street
Boston, MA  02109

Ladies and Gentlemen:

     Eaton Vance Growth Trust (the "Trust") is a Massachusetts business trust established under Massachusetts law with the powers and authority set forth under its Declaration of Trust, as amended (the "Declaration of Trust").

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. Furthermore, the Trustees may from time to time issue and sell or cause to be issued and sold shares of a series of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     Under the Declaration of Trust, the Trustees may, in connection with the acquisition of all or substantially all of the assets of another investment company or another investment company series, issue or cause to be issued shares and accept in payment therefor such assets at such value as may be determined by or under the direction of the Trustees.

     I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including (1) the Declaration of Trust, and (2) votes adopted by the Trustees on October 20, 2003.

     By votes adopted October 20, 2003, the Trustees of the Trust authorized the issuance of Class A shares of beneficial interest, without par value, of Atlanta Capital Large-Cap Growth Fund ("Atlanta Large-Cap Growth Fund"), a series of the Trust, in accordance with the terms of that certain Agreement and Plan of Reorganization relating to the merger of Eaton Vance Large-Cap Growth Fund into Atlanta Large-Cap Growth Fund (the "Large-Cap Growth Agreement").

     By votes adopted October 20, 2003, the Trustees of the Trust authorized the issuance of Class A shares of beneficial interest, without par value, of Atlanta Capital Small-Cap Fund ("Atlanta Small-Cap Fund"), a series of the Trust, in accordance with the terms of that certain Agreement and Plan of Reorganization relating to the merger of Eaton Vance Small-Cap Fund into Atlanta Small-Cap Fund (the "Small-Cap Agreement").

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Eaton Vance Growth Trust
October 20, 2003
Page 2


     I understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of its shares of beneficial interest under the Securities Act of 1933, as amended.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. Shares of beneficial interest of the Atlanta Large-Cap Growth Fund, a series of the Trust, to be issued in accordance with the Large-Cap Growth Agreement may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and the Large-Cap Growth Agreement and, when so issued and sold, will be fully paid and nonassessable by the Trust.

     2. Shares of beneficial interest of the Atlanta Small-Cap Fund, a series of the Trust, to be issued in accordance with the Small-Cap Agreement may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and the Small-Cap Agreement and, when so issued and sold, will be fully paid and nonassessable by the Trust.

     I am a member of the Massachusetts bar and have acted as internal legal counsel of the Trust in connection with the transaction contemplated by the Agreement.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14 pursuant to the Securities Act of 1933, as amended.


                                                Very truly yours,


                                                /s/ Maureen A. Gemma
                                                --------------------------
                                                Maureen A. Gemma, Esq.
                                                Vice President